COLUMBIA FINANCIAL, INC.
ANNOUNCES RECEIPT OF REGULATORY APPROVAL FOR
MERGER OF FREEHOLD BANK INTO COLUMBIA BANK

Fair Lawn, New Jersey, August 26, 2024 — Columbia Financial, Inc. (Nasdaq: CLBK) (the “Company”), the mid-tier holding company for Columbia Bank and Freehold Bank, announced today that Columbia Bank has received the requisite regulatory approval from the Office of the Comptroller of the Currency necessary to merge Freehold Bank with and into Columbia Bank.

The transaction is expected to be completed on October 5, 2024, which is also the anticipated systems conversion date for the merger. The closing of the merger is subject to customary closing conditions.

About Columbia Financial, Inc.

Columbia Financial, Inc. is a Delaware corporation organized as Columbia Bank's mid-tier stock holding company. Columbia Financial, Inc. is a majority-owned subsidiary of Columbia Bank, MHC. Columbia Bank is a federally chartered savings bank headquartered in Fair Lawn, New Jersey that operates 66 full-service banking offices. Freehold Bank is a federally chartered savings bank headquartered in Freehold, New Jersey that operates 2 full-service banking offices. Both banks offer traditional financial services to consumers and businesses in their market areas.

Forward-Looking Statements

This press release contains “forward-looking” statements as defined in the Private Securities Litigation Reform Act of 1995, which are based on the Company’s current expectations, estimates and projections about future events. The following factors, among others, could cause actual results to differ materially from the anticipated results expressed in the forward-looking statements: (i) the completion of the merger may take longer than currently expected; (ii) the cost savings from the merger may not be fully realized or may take longer than expected to be realized; (iii) operating costs, customer loss and business disruption following the merger may be greater than expected; (iv) the interest rate environment may further compress margins and adversely affect net interest income; (v) the risks associated with continued diversification of assets and adverse changes to credit quality; and (vi) changes in legislation, regulations and policies. Additional factors that could cause actual results to differ materially from those expressed in the forward-looking statements are discussed in the Company’s reports (such as the Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K) filed with the Securities and Exchange Commission (the “SEC”) and available at the SEC’s Internet website (www.sec.gov). All subsequent written and oral forward-looking statements concerning the proposed transaction or other matters attributable to the Company or any person acting on its behalf are expressly qualified in their entirety by the cautionary statements above. Except as may be required by applicable law or regulation, the Company assumes no obligation to update any forward-looking statements.